CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





We hereby consent to the use in the Registration Statement of our report dated February 3, 2000 relating to the financial statements of NeoSurg Technologies, Inc. and to the reference to our Firm under the caption, "Experts," in this Registration Statement and related Prospectus.




/s/ Hein + Associates LLP

Hein + Associates LLP
Houston, Texas
October 19, 2000


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